EX-99.1

Embratel Participações S.A.

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

Publicly-held Company

MATERIAL FACT

Embratel Participações S.A. (“Company”), in compliance with the provisions of Instruction no. 358/02 of the Stock Exchange Commission (“CVM”), announces to the public and to its shareholders that, in reference to the notice of material fact announced on May 8, 2006, the term referred to in §1 of article 4-A of Law no. 6,404/76 and article 24, item I and §1 of CVM Instruction no. 361/02, will begin as of the date following this notice of material fact, May 12, 2006.

A form of the Notice of Tender Offer and the Valuation Report may be consulted at the following addresses:

COMISSÃO DE VALORES MOBILIÁRIOS

Rua Sete de Setembro, no. 111, 5th floor – “Centro de Consultas”

Centro, Rio de Janeiro, RJ – 20050-901

Rua Formosa, no. 367, 20th floor

Centro, São Paulo, SP - 01049000

www.cvm.gov.br

BOLSA DE VALORES DE SÃO PAULO - BOVESPA

Rua XV de Novembro, no. 275

Centro, São Paulo, SP – 01013-001

www.bovespa.com.br

TELÉFONOS DE MÉXICO, S.A DE C.V.

Parque Vía 198, Oficina 701

Colonia Cuauhtémoc

México, D.F., C.P. 06599

www.telmex.com

EMBRATEL PARTICIPAÇÕES S.A.

Rua Regente Feijó, no. 166, Office 1687-B

Centro, Rio de Janeiro, RJ - 20060-060

www.embratel.com.br

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.

Av. Eusébio Matoso, 891, 20th floor

Pinheiros, São Paulo, SP

ZIP CODE: 05423-901

www.unibanco.com.br

Holders of the Company’s shares and American Depositary Shares should read the statement related to the tender offer that the Company will file with the Securities and Exchange Commission (“SEC”) in the United States, because it will contain important information. A Portuguese translation of this document will be filed with CVM. This material will also be available free of charge on the SEC’s website at www.sec.gov.

Rio de Janeiro, May 11, 2006

Embratel Participações S.A.

Isaac Berensztejn

Investor Relations Officer